SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
(Amendment No.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

BALLY TOTAL FITNESS HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Stockholders
ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF DIRECTORS AND SECURITY OWNERSHIP
INFORMATION RELATING TO THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD
COMPENSATION OF EXECUTIVE OFFICERS
PERFORMANCE GRAPH
STOCKHOLDER PROPOSAL
CERTAIN TRANSACTIONS
AUDITORS
OTHER BUSINESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSE OF SOLICITATION
STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
ANNUAL REPORT

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

Notice of Annual Meeting of Stockholders
To Be Held July 31, 2003

To our stockholders:

      The annual meeting of stockholders of Bally Total Fitness Holding Corporation will be held at 9:00 a.m. (local time) on July 31, 2003 at the Hyatt Regency O’Hare, 9300 West Bryn Mawr Ave., Rosemont, IL 60018 for the following purposes:

1.	The election of two Class I Directors for three-year terms expiring in 2006;

2.	To vote on a stockholder proposal regarding the office of Chairman of the Board of Directors as described herein if properly presented at the meeting; and

3.	Such other business as may properly come before the annual meeting or any adjournment thereof.

      Stockholders of record as of the close of business on June 24, 2003 will be entitled to notice of and to vote at the annual meeting and any adjournment thereof. The transfer books will not be closed.

      The Board of Directors of Bally desires to have the maximum stockholder representation at the annual meeting and respectfully requests that you vote either via the internet, touch-tone telephone or execute, date and return promptly the enclosed proxy card in the postage-paid envelope provided. In order to attend the annual meeting, you must bring the enclosed entrance pass with you. No one will be admitted without the entrance pass.

By order of the Board of Directors,

Cary A. Gaan, Secretary

Chicago, Illinois

June 26, 2003

YOUR VOTE IS IMPORTANT!

PLEASE EXECUTE, DATE AND RETURN PROMPTLY THE ENCLOSED

PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR
VOTE VIA THE INTERNET OR TOUCH-TONE TELEPHONE.

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 31, 2003

      This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Bally for use at the annual meeting of stockholders to be held on July 31, 2003, at the Hyatt Regency O’Hare, 9300 West Bryn Mawr Ave., Rosemont, IL 60018 at 9:00 a.m. (local time) and at any adjournment or postponement of the meeting. This statement and the accompanying proxy are being mailed to stockholders beginning on or about June 26, 2003.

ABOUT THE MEETING

What is the Purpose of the Annual Meeting?

      At the annual meeting, stockholders will elect two Class I Directors, vote on a stockholder proposal if properly presented at the annual meeting and act upon anything else that properly comes before the meeting. In addition, after the meeting, there will be a brief presentation by the Chairman of the Board and a general discussion period during which stockholders will have an opportunity to ask questions.

Who is Entitled to Vote?

      Only stockholders of record at the close of business on the record date, June 24, 2003, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who Can Attend the Meeting?

      All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 8:00 a.m. In order to attend the annual meeting, you must bring your entrance pass.

What Constitutes a Quorum?

      The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on June 24, 2003 will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 33,976,494 shares of common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How Do I Vote?

      If you complete and properly sign the accompanying proxy card and return it to LaSalle Bank N.A., our transfer agent and registrar, it will be voted as you instruct on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person, or you may vote in person. You may also vote via the internet by accessing the World Wide Web site http://www.eproxyvote.com/bft/ or by touch-tone telephone by dialing 1-866-207-3912 and following the instructions. You may vote via the internet or telephone any time prior to 11:59 p.m. Central Time, July 30, 2003. At the meeting, the results of stockholder voting will be tabulated by LaSalle Bank N.A., the independent inspector of elections appointed by Bally for the meeting.

Can I Change My Vote or Revoke My Proxy After I Return My Proxy Card?

      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Bally either a notice of revocation or a duly executed proxy bearing a later date. If you vote in person at the meeting, your proxy will be revoked. However, attendance at the meeting will not by itself revoke a previously granted proxy.

What Are the Board’s Recommendations?

      Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote:

      FOR election of all the nominees for Class I Directors (see page 3).

AGAINST the stockholder proposal requiring the office of Chairman of the Board be held by an independent outside Director (see page 15).

      With respect to any other matters that properly come before the meeting, the proxy holders will vote using their own discretion.

What Vote is Required to Approve Each Item?

•	Election of Directors. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the election of Directors is required for the election of Directors. A properly executed proxy marked “WITHHOLD ALL” with respect to the election of one or more Directors will not be noted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether there is a quorum.

•	Stockholder Proposal. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote will be required for approval.

•	Other Items. For each other item, which properly comes before the meeting, if any, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

ELECTION OF DIRECTORS AND SECURITY OWNERSHIP

      At the annual meeting, two Class I Directors are to be elected to serve for three-year terms expiring in 2006 or until their successors have been duly elected and qualified. Set forth below are the names of, and certain information with respect to, the persons nominated by the Board of Directors for election as Class I Directors. It is intended that all duly executed or duly tendered proxies in the accompanying form will be voted for the election of such nominees (or such substitute nominees as provided below), unless such authorization has been withheld.

      Authority granted to the persons named in the proxy to vote for the nominees is limited to the two nominees proposed by the Board of Directors and named below, and proxies cannot be voted for a greater number of persons than the number of nominees named. The Board of Directors is not aware that either of the nominees will be unavailable for service at the date of the annual meeting. If, for any reason, either of the nominees becomes unavailable for election, an event which is not presently anticipated, discretionary authority may be exercised by the persons named in the proxy to vote for substitute nominees proposed by the Board of Directors.

      In general, “beneficial ownership” includes those shares a stockholder has the power to vote or transfer and stock options that are exercisable currently or within 60 days. Unless otherwise indicated, all information with respect to ownership of common stock is as of June 10, 2003. On June 10, 2003, Bally had outstanding 33,976,494 shares of common stock. The Common Shares Owned column includes, in certain circumstances, shares of common stock held in the name of the Director’s or executive officer’s spouse, minor children, or relatives sharing the Director’s or executive officer’s home, the reporting of which is required by applicable rules of the Securities and Exchange Commission, but as to which shares of common stock the Director or executive officer may have disclaimed beneficial ownership. With respect to Messrs. Toback and Dwyer, ownership includes 290,000 and 185,000 shares of restricted stock, respectively. As used in the following tables, an asterisk in the Percentage of Outstanding Stock column means less than 1%.

Nominees

CLASS I

Term Expiring in 2006

	Has Served	Common	Options	Total	Percentage of
Name, Age, Principal Occupation	as Director	Shares	Exercisable	Beneficial	Outstanding
and Additional Information	Since	Owned	Within 60 Days	Ownership	Stock

Paul Toback, 39 Chairman, President and Chief Executive Officer of Bally.	2003	301,803	93,333	395,136	1.2%
Martin E. Franklin, 38 Chairman and Chief Executive Officer of Jarden Corporation, a consumer products company. Mr. Franklin is also a principal and executive officer of a number of private investment entities, including Marlin Holdings, Inc. Mr. Franklin also serves as a Director on the board of Find/ SVP, Inc.	2003	842,331		842,331	2.5%

Directors Continuing in Office

CLASS II

Term Expiring in 2004

	Has Served	Common	Options	Total	Percentage of
Name, Age, Principal Occupation	as Director	Shares	Exercisable	Beneficial	Outstanding
and Additional Information	Since	Owned	Within 60 Days	Ownership	Stock

James F. McAnally, M.D., 53 Private practitioner who specializes in hypertension and kidney disease. Dr. McAnally is also the Medical Director of Nephrology Services at Trinitas Hospital in Elizabeth, New Jersey.	1995	4,000	15,000	19,000	*
John W. Rogers, Jr., 45 Chairman and Chief Executive Officer of Ariel Capital Management, Inc./ Ariel Mutual Funds an institutional money management firm that he founded in 1993. Mr. Rogers also serves as a Director on the boards of Aon Corporation, Bank One Corporation, Exelon Corporation, GATX Corporation and McDonald’s Corporation.	2003	10,000		10,000	*

CLASS III

Term Expiring in 2005

	Has Served	Common	Options	Total	Percentage of
Name, Age, Principal Occupation	as Director	Shares	Exercisable	Beneficial	Outstanding
and Additional Information	Since	Owned	Within 60 Days	Ownership	Stock

John W. Dwyer, 50 Executive Vice President and Chief Financial Officer of Bally.	2001	260,872	175,000	435,872	1.3%
J. Kenneth Looloian, 80 Retired Sr. Vice President and Chief Financial Officer of New Jersey Bell Telephone Company and Bellcore (now Telecordia Technologies). Consultant to Di Giorgio Corporation since 1990.	1995	2,500	15,000	17,500	*
Stephen C. Swid, 62 Chairman and Chief Executive Officer of SESAC, Inc., one of three performing rights organizations in the United States.	2003	269,300		269,300	*

Named Executive Officers and Certain Other Beneficial Owners

	Common	Options	Total	Percentage of
	Shares	Exercisable	Beneficial	Outstanding
Beneficial Owner	Owned	Within 60 Days	Ownership	Stock

William G. Fanelli(7) Senior Vice President, Finance	155,967	115,000	270,967	*
Cary A. Gaan(7) Senior Vice President, Secretary and General Counsel	93,103	46,666	139,769	*
John H. Wildman(7) Senior Vice President, Chief Operating Officer	155,000	105,000	260,000	*
Lee S. Hillman Former Chairman, President and Chief Executive Officer	269,000	1,170,701	1,439,701	4.2%
All Directors and executive officers as a group (12 persons)(7)(8)	2,273,297	722,498	2,995,795	8.6%
SLS Management, LLC(1)(2) 140 West 57th Street, Suite 7B New York, NY 10019	3,211,541		3,211,541	9.5%
Janus Capital Management LLC(1)(3)	2,531,715		2,531,715	7.5%
Janus Special Situations Fund(1)(3) 100 Fillmore Street Denver, CO 80206
Liberty Wanger Asset Management, L.P. (“WAM”)(1)(4)	2,498,900		2,498,900	7.4%
WAM Acquisition GP, Inc., the general partner of WAM(1)(4)
Liberty Acorn Trust(1)(4) 227 West Monroe Street, Suite 3000 Chicago, IL 60606
Douglas Levine(1)(5) 17 E. 17th Street, Apt. 7 New York, NY 10013	2,280,348		2,280,348	6.7%
Wellington Management Company, LLP(1)(6) 75 State Street Boston, MA 02109	1,754,800		1,754,800	5.2%

(1)	Represents a beneficial owner of more than 5% of the common stock based on the owner’s reported ownership of shares of common stock in filings made with the Securities and Exchange Commission pursuant to Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended and the attendant regulations. Information with respect to each beneficial owner is generally as of the date of the most recent filing by the beneficial owner with the Securities and Exchange Commission and is based solely on information contained in such filings.

(2)	SLS Management, LLC (“Management”), is a Delaware limited liability company. Management’s principal business is managing a number of accounts containing securities over which Management has discretionary voting and dispositive power. One or more of Management’s advisory clients is the owner of 3,211,541 shares of common stock. Investment advisory arrangements with its advisory clients grant to Management voting and investment discretion over the securities owned by its advisory clients. Accordingly, Management may be deemed, for purposes of Section 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended and the attendant regulations, the beneficial owner of 3,211,541 shares of common stock. Management has sole voting and dispositive power with respect to 3,007,086 of such shares of common stock and (in the case of one advisory client which retains the right to require Management to liquidate securities positions in its account under certain limited circumstances) may be deemed to share voting and dispositive power with respect to 204,455 of such shares of common stock.

(3)	Janus Capital is a registered investment adviser which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients. These investment companies and other clients hold the shares of common stock that are reported in this chart. Janus Capital may be deemed to be the beneficial owner of common stock held by these investment companies and clients but disclaims any ownership of the common stock. Janus Special Situations Fund is an investment company registered under the Investment Company Act of 1940 and is one of the investment companies to which Janus Capital renders advice. Janus Special Situations Fund beneficially owns 1,919,170 shares.

(4)	Liberty Acorn Trust is an Investment Company under Section 8 of the Investment Company Act of 1940. WAM is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940; WAM Acquisition GP, Inc., is the General Partner of the Investment Adviser. Liberty Acorn Trust beneficially owns 1,823,000 shares.

(5)	Includes 267,614 shares of common stock held in escrow (the “escrow shares”) pursuant to the terms of an escrow agreement, dated December 31, 2001, among the Company, Mr. Levine and other former stockholders of Crunch Fitness International, Inc., a Delaware corporation, Marlin Holdings, Inc., and Bank of New York, as escrow agent. Mr. Levine disclaims beneficial ownership of the escrow shares. Mr. Levine may be deemed to have shared voting and dispositive power of 100,000 shares of common stock beneficially owned by the Douglas and Kasia Levine Family Support Foundation and disclaims beneficial ownership over any shares held by that foundation.

(6)	Wellington Management Company, LLP (“WMC”) in its capacity as investment advisor, may be deemed to beneficially own 1,754,800 shares of common stock which are held of record by clients of WMC. WMC has the shared power to vote or to direct the vote of 1,632,500 shares of common stock and the shared power to dispose or to direct the disposition of 1,754,800 shares of common stock.

(7)	Includes 125,000, 82,500, 95,000 and 127,500 shares of restricted stock for Messrs. Fanelli, Gaan, Wildman and two other executive officers of the Company, respectively.

(8)	Does not include Lee S. Hillman, our former Chairman, President and Chief Executive Officer.

      On March 19, 2003, SLS Management, LLC, a Delaware limited liability company (“SLS Management”), its managing member, Scott L. Swid (“SLS”) and the Company reached an agreement regarding the Board and its By-Laws (the “Agreement”). Pursuant to the Agreement, the Board expanded the number of Directors to seven, appointed Martin Franklin, Paul Toback, and Stephen Swid to fill vacancies on the Board and agreed to nominate and recommend Messrs. Franklin and Toback for re-election at the 2003 Annual Meeting of Stockholders of the Company (the “2003 Annual Meeting”). In addition, pursuant to the Agreement the Company amended its By-Laws to allow any two Directors to call a special meeting of the Board and to require that only the stockholders of the Company can modify or amend the provision of the By-Laws relating to a special meeting of the Board. The Company also agreed not to increase membership of the Board beyond seven Directors until at least the conclusion of the 2004 Annual Meeting of Stockholders of the Company (the “2004 Annual Meeting”) and not to appoint any person to fill an existing vacancy or nominate any person for election for a vacancy, in each case unless either Mr. Franklin or Mr. Swid vote in favor of such increase, appointment or nomination.

      Pursuant to the Agreement, SLS Management and SLS agreed to have their shares of common stock represented at the 2003 Annual Meeting and the 2004 Annual Meeting and to vote in favor of the slate of nominees selected by the Board. SLS Management and SLS also agreed not to participate in a proxy solicitation in respect of these annual meetings.

      As of March 19, 2003, the Company also entered into an agreement with Mr. Franklin in connection with his appointment as a Director. Pursuant to this agreement, Mr. Franklin agreed through the 2006 Annual Meeting of Stockholders of the Company (i) not to become an officer of the Company, (ii) not to participate in a proxy solicitation or offer to acquire the Company or its assets and (iii) to have all shares of common stock he beneficially owns represented at the 2003 Annual Meeting and to be voted in favor of the election to the Board of himself and Mr. Toback and represented at the 2004 Annual Meeting and voted in favor of the slate of nominees selected by the Board.

INFORMATION RELATING TO THE BOARD OF DIRECTORS

AND CERTAIN COMMITTEES OF THE BOARD

      The Board of Directors held 10 meetings during 2002. Each Director attended all meetings of the Board of Directors and all committees on which the Director served during 2002.

      The Board of Directors has established an audit committee, a compensation committee and a nominating committee. The general functions of such committees, the identity of each committee member and the number of committee meetings held by each committee during 2002 are set forth below.

Audit Committee

      The current members of the audit committee are Mr. Looloian (Chairman), Mr. Franklin and Dr. McAnally. During the year, the Board examined the membership of the Audit Committee with regard to compliance with the New York Stock Exchange rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are “independent” within the meaning of the Exchange’s rules. The functions of the Audit Committee are described elsewhere herein under the heading “Report of the Audit Committee”. The audit committee held six meetings during 2002.

Compensation Committee

      The current members of the compensation committee are Mr. Franklin, Mr. Looloian, Dr. McAnally and Mr. Rogers. The compensation committee is authorized and directed to (i) review and approve the compensation and benefits of Bally’s executive officers, (ii) review and approve the annual salary plans, (iii) review management organization and development, (iv) review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees, (v) administer Bally’s 2000 Bonus Plan, Bally’s 1996 Long-Term Incentive Plan, Bally’s 1996 Non-Employee Directors’ Stock Option Plan and any other plans that may be established, and (vi) review and recommend for the approval of the Board of Directors the compensation of Directors. The compensation committee held six meetings during 2002.

Nominating Committee

      The current members of the nominating committee are Dr. McAnally (Chairman), Mr. Looloian and Mr. Swid. The general functions of the nominating committee include recommending to the Board of Directors nominees for election as Directors, consideration of the performance of incumbent Directors in determining whether to nominate them for re-election and making recommendations with respect to the organization and size of the Board of Directors and its committees. The nominating committee did not hold any meetings during 2002.

      The nominating committee will consider nominees recommended by stockholders. A recommendation will be considered if submitted in writing addressed to Bally in care of “Nominating Committee,” accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information, and a written indication of the consent of the proposed nominee. Candidates for nomination as Director are considered on the basis of their broad business, financial and public service experience, and should not represent any particular constituency, but rather the stockholders generally. The nominees should be highly regarded for capability and integrity within their fields or professions. In addition, the activities or associations of the nominees should not constitute conflicts of interest or legal impediments that might preclude service as a Director. Moreover, nominees must be able, and must have expressed a willingness, to devote the time required to serve effectively as a Director and as a member of one or more committees of the Board of Directors.

Compensation of Directors

      Members of the Board of Directors who are also employees of Bally do not receive any additional compensation for service on the Board of Directors or any committees of the Board of Directors. Members of the Board of Directors who are not employees of Bally presently receive an annual retainer of $30,000 plus a $2,000 stipend for each Board of Directors meeting attended. Non-employee Directors presently receive additional stipends for service on committees of the Board of Directors of $1,000 per year for committee members and $2,000 per year for committee chairman. Also, pursuant to Bally’s 1996 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), each non-employee Director of Bally is granted an option to purchase 5,000 shares of common stock upon the commencement of service on the Board of Directors, with another option to purchase 5,000 shares of common stock granted on the second anniversary thereof. Additional grants of options may be made from time to time pursuant to the Directors’ Plan. Options under the Directors’ Plan are generally granted with an exercise price equal to the fair market value of the common stock at the date of grant. Option grants under the Directors’ Plan become exercisable in three equal annual installments commencing one year from the date of grant and have a 10-year term. Under the Directors’ Plan, each of the then non-employee Directors of Bally were granted additional options to purchase 5,000 shares of common stock in September 2001 and December 2000.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth, for each of the years indicated, the compensation paid by Bally to both its current and former Chief Executive Officers during 2002, and the four other most highly compensated executive officers of Bally as of December 31, 2002 (collectively, the “Named Executive Officers”). During these years, the Named Executive Officers were compensated in accordance with the plans and policies of Bally.

Summary Compensation Table

					Long-Term
					Compensation Awards
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Options	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)	($)(4)(5)

Paul A. Toback	2002	298,308	300,000				14,915
Chairman, President and	2001	260,000	200,000		706,650	30,000	13,014
Chief Executive Officer	2000	260,000	190,000		749,700	20,000	12,596

John W. Dwyer	2002	372,885	300,000				29,665
Executive Vice President,	2001	325,000	275,000		706,650	30,000	33,500
Chief Financial Officer and Director	2000	325,000	325,000		374,850	30,000	36,952

William G. Fanelli	2002	250,000	160,000				21,500
Senior Vice President,	2001	250,000	160,000		403,800	20,000	21,750
Finance	2000	250,000	165,000		499,800	20,000	21,577

Cary A. Gaan	2002	325,000	160,000				1,000
Senior Vice President,	2001	325,000	130,000		302,850	10,000	1,000
Secretary and General Counsel	2000	283,000	145,000			20,000	1,000

John H. Wildman	2002	250,000	165,000
Senior Vice President,	2001	250,000	165,000		403,800	20,000
Chief Operating Officer	2000	250,000	175,000		187,425	20,000

Lee S. Hillman	2002	638,654			1,641,750		4,863,600
Former Chairman, President	2001	550,000	300,000		1,211,400	60,000	50,000
and Chief Executive Officer	2000	550,000	450,000			50,000	60,000

(1)	The 2002 bonus represents the bonus earned in 2002 and paid in March 2003. The 2001 bonus represents the bonus earned in 2001 and paid in March 2002. The 2000 bonus represents the bonus earned in 2000 and paid in March 2001.

(2)	Certain incidental personal benefits to executive officers of Bally may result from expenses incurred by Bally in the interest of attracting and retaining qualified personnel. These incidental personal benefits made available to the Named Executive Officers during 2002 are not described herein because the incremental cost to Bally of such benefits is below the required disclosure threshold.

(3)	In 2002, Mr. Hillman was awarded 75,000 shares of restricted stock. In 2001, the number of shares of restricted stock awarded to Messrs. Hillman, Toback, Dwyer, Fanelli, Gaan and Wildman was 60,000, 35,000, 35,000, 20,000, 15,000 and 20,000, respectively. In 2000, the number of shares of restricted stock awarded to Messrs. Toback, Dwyer, Fanelli and Wildman was 30,000, 15,000, 20,000 and 7,500, respectively. The value of such shares was determined by the closing price of the common stock at the date of grant, net of consideration paid by each recipient. These shares were issued in the recipient’s name and are held by Bally until the restrictions lapse. The restrictions on these shares lapse upon a change in control of Bally, the recipient’s death, termination of employment due to disability or the first date prior to December 31, 2005 which follows seven consecutive trading days on which the trading price equals or exceeds the targeted stock price of $42 per share. If the restrictions do not lapse prior to December 31, 2005, the shares will be forfeited to Bally.

(4)	Represents amounts matched by Bally in connection with participation in Bally’s savings plans.

(5)	In 2002, with regards to our former Chairman, President and Chief Executive Officer, this amount includes current and future cash payments through 2004 pursuant to a separation agreement with the Company and $926,100 for vesting of restricted stock.

Employment Agreements

      Bally entered into employment agreements with Mr. Toback, Mr. Dwyer, Mr. Fanelli, Mr. Gaan, and Mr. Wildman effective as of January 1, 2003 for terms of three years through December 31, 2005. Commencing January 1, 2005, such employment period shall be extended each day by one day to create a new one-year term. At any time at or after January 1, 2005, either the Company or the executive may deliver notice to the other party that the employment period shall expire on the last day of the one-year period commencing on the date of delivery of such notice. The agreements provide for an annual base salary ($475,000 for Mr. Toback and Mr. Dwyer, $375,000 for Mr. Gaan, and $325,000 for Mr. Fanelli and Mr. Wildman), subject to increases at the discretion of Bally, and a bonus payable at the discretion of Bally. In the event of a change in control of Bally and the successor in control, without cause, terminates the agreement, or employment is constructively terminated, the executive will be paid a lump sum equal to a percentage of his annual target bonus for the year based on the number of days passed until the date of termination, plus two times the executive’s annual salary and target bonus. If it is determined that any payment, distribution or benefit received by the executive from the Company pursuant to his agreement or any stock award or option plan would result in the imposition of excise tax, the Company will pay the executive an additional amount related to the excise tax. Under these employment agreements, if a change in control of Bally had occurred on March 31, 2003 and the executive was subsequently asked to leave the employ of Bally, Mr. Toback and Mr. Dwyer would be entitled to a payment of $1,698,125, Mr. Gaan a payment of $1,171,875 and Mr. Fanelli and Mr. Wildman a payment of $1,015,625, plus a percentage of their target bonus based on the number of days worked up to their date of termination, excluding excise tax related payments, if any, referred to above. In addition, Mr. Gaan’s agreement allows him to voluntarily end his employment after December 31, 2003 and be paid a lump sum equal to his annual salary and target bonus plus a percentage of his annual target bonus for the year based on the number of days passed until the date of termination.

Management Retirement Savings Plan

      The Board of Directors has adopted the Bally Total Fitness Holding Corporation Management Retirement Savings Plan (the “Retirement Plan”). The Retirement Plan is a deferred compensation plan designed to permit a select group of management or highly compensated employees to enhance the security of themselves and their beneficiaries following retirement or other termination of their employment. The Retirement Plan is intended to be an unfunded “employee pension benefit plan” under the Employee Retirement Income Security Act of 1974, as amended, and is maintained by Bally. The Retirement Plan is not intended to be qualified under the Internal Revenue Code of 1986, as amended (the “Code”). The Board of Directors, in its sole discretion, designates those members of management or highly compensated employees who are eligible to participate in the Retirement Plan.

      The amount of compensation that may be deferred is presently limited pursuant to a schedule based upon the age of the participant at the beginning of or during the compensation year. For participants who are less than 50 years of age, a maximum of 25% of compensation may be deferred; for those who are 50 to 54 years of age, a maximum of 50% of compensation may be deferred; for those who are 55 to 59 years of age, a maximum of 75% of compensation may be deferred; and for those participants who are 60 years of age or older, a maximum of 100% of compensation may be deferred. During 2002, Bally provided a matching contribution of 50% of the first 10% of eligible compensation the participant deferred and 0% thereafter. Matching contributions are credited to a participant’s matching account and become vested as follows: after one but less than two Years of Deferral (as defined) they become 33 1/3% vested, after two but less than three Years of Deferral they become 66 2/3% vested, and after more than three Years of Deferral they become fully vested. For this purpose, a “Year of Deferral” is credited with respect to a matching contribution for each completed calendar year commencing after the calendar year for which the matching contribution was made. A participant who separates from service will receive his benefits under the Retirement Plan in a lump sum. As soon as possible (but not later than five business days) after a change in control of Bally (as defined), all of the participants’ accounts will become 100% vested.

      For 2002, Bally contributed $588,240 to the accounts of all participants in the Retirement Plan, of which $65,935 was allocated to the accounts of all executive officers of Bally as a group. Named Executive Officers receiving allocations are as follows: Mr. Toback, $14,915, Mr. Dwyer, $28,788 and Mr. Fanelli, $20,500.

2000 Bonus Plan

      In 2000, the Compensation Committee of the Board of Directors adopted the Bally Total Fitness Holding Corporation 2000 Bonus Plan (the “Bonus Plan”). The purpose of the Bonus Plan was to provide an additional performance incentive for certain senior executive and other key employees of Bally for 2000, 2001 and 2002 (the “Plan Years”). The Compensation Committee, based upon the recommendation of Bally’s management, determined those employees who participated in the Bonus Plan.

      Bonuses for each participant were part of a pool consisting of a maximum of 14% of the increases in Bally’s earnings before interest, taxes, depreciation and amortization, for a plan year from the immediately preceding plan year. Each participant had a determined participation percentage of the amount allocated to the pool, which was based upon the participant’s responsibilities and contributions for the plan year. The participation percentages were designated by the Compensation Committee and awarded in a manner such that the sum of the participation percentages did not exceed 100% of the pool. Each participant’s share of the bonus amount for a plan year equaled the individual’s participation percentage for the plan year multiplied by the amount allocated to the pool for such plan year. The bonus amounts were payable by March 15th of the calendar year following the plan year. Bonuses paid for 2002 were not made under the Bonus Plan. To the extent that Bally’s federal income tax deduction for remuneration to a participant was limited by Section 162(m) of the Code, payments under the Bonus Plan were deferred until Section 162(m) no longer limits the deduction.

      The determination of the participants and their participation percentages by the Compensation Committee remained in effect until participation ceased. A person ceased to be a participant immediately upon termination of employment with Bally for any reason whatsoever. A person who ceased to be a participant forfeited entitlement to future payments under the plan, other than amounts deferred because of the Section 162(m) limitation.

Stock Option and SAR Grants

      The Company did not grant any options to purchase common stock to the Named Executive Officers during 2002. There have been no stock appreciation rights granted by Bally to date.

Stock Option and SAR Exercises

      The following table sets forth certain information concerning exercises of stock options during 2002 by each of the Named Executive Officers and their stock options outstanding as of December 31, 2002. There have been no stock appreciation rights granted by Bally to date.

Aggregated Option Exercises in Last Fiscal Year and

Option Values at End of Last Fiscal Year

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at December 31, 2002		at December 31, 2002(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)

Paul A. Toback			93,333	26,667
John W. Dwyer			175,000	30,000	103,775
William G. Fanelli			115,000	20,000	44,475
Cary A. Gaan			46,666	13,334
John H. Wildman			105,000	20,000	103,775
Lee S. Hillman			435,000		294,750

(1)	Based on the closing price of common stock on the New York Stock Exchange on December 31, 2002, which was $7.09 per share.

Report of the Audit Committee

      Members of the Audit Committee have been appointed by the Board of Directors which has determined, in its business judgement, that all members of the Audit Committee are “independent” as required by the rules of the New York Stock Exchange. The Audit Committee is governed by a charter, which has been approved and adopted by the Board and is reviewed annually by the Audit Committee. The Audit Committee assists the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and reporting practices of the Company. The Audit Committee’s primary responsibilities fall into three broad categories: First, the Audit Committee is responsible for the Company’s relationship with its independent auditors, including the appointment or removal of the independent auditors, determining whether the independent auditors are independent and reviewing the scope of their audit and related fees as well as any other services being provided to the Company. Second, the Audit Committee is responsible for monitoring and reviewing with management and the independent auditors the quarterly financial information and the annual financial reports. Third, the Audit Committee oversees the Company’s internal audit function.

      The Audit Committee has implemented procedures to ensure that during the course of each fiscal year, it devotes the attention that it deems necessary and appropriate to each of the matters assigned to it under its charter. In overseeing the preparation of the Company’s financial statements, the Audit Committee or it’s Chairman met with both management and the Company’s independent auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the independent auditors advised the Audit Committee that the year end financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed these statements with both management and the independent auditors. The Audit Committee’s review included discussions with the independent auditors of matters required to be discussed pursuant to statement on Auditing Standards No. 61 “Communication with Audit Committees”. The Audit Committee also discussed with the independent auditors matters relating to their independence, including disclosure made to the Audit Committee as required by Independent Standards Board Standard No. 1 “Independence Discussions with Audit Committees”.

      Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Audit Committee,

J. Kenneth Looloian, Chairman
Martin E. Franklin
James F. McAnally, M.D.

Report of the Compensation Committee on Executive Compensation

Overview

      The Compensation Committee of the Board of Directors consists exclusively of outside, non-employee Directors. The Compensation Committee approves executive compensation, establishes compensation guidelines for corporate officers, and administers the Company’s stock option plan and any other incentive plans.

      Compensation for our executives is based on the core philosophy that we must attract and retain the best possible talent. This must be done in order to achieve our business objectives and increase the value of our Company for both our stockholders and employees. In addition, we must continually motivate our officers to achieve Company goals.

      The Compensation Committee believes that, in order for compensation to achieve these objectives, we must (a) pay competitively in both cash compensation and equity based pay and (b) tie total compensation to results. In order for the Compensation Committee to achieve its mission and to ensure that the best possible decisions are reached, information and survey data is gathered from leading consulting firms that specialize in executive compensation.

Annual Cash Compensation

      Annual cash compensation for our executives consists of base salary and a year-end “at-risk” bonus. The base salary is established based on numerous factors, including the executive’s level of responsibility, individual performance, and competitive pay practices. The Company entered into employment agreements with each of its six top executives at the beginning of 2003. Salaries were set based on our philosophy of attracting and retaining the best possible executive talent. The year-end bonus is based on the overall Company performance and the executive’s individual contribution. Bonuses paid for 2002 were not made under the Bonus Plan. However, discretionary bonuses were granted by the Compensation Committee based on a subjective evaluation of individual contributions.

Long-Term Incentives

      Long-term incentives are granted to executives to encourage them to act as owners of the business. This helps to insure that executives’ interests are closely aligned with the stockholders’ interest. Long-term incentives consist of stock options and restricted stock grants. Options granted to executives typically have a life of ten years and vest over a period of three years. The exercise price of the option is equal to the price of our common stock at the close of business on the day before the grant date. Options have no value to the executive unless the price of the Company’s stock increases. Restricted stock grants are used by the Compensation Committee to incent the executives to achieve certain Company performance measures established by the Compensation Committee. The restricted stock vests upon the achievement of the specific performance goals. In the case of the grants made in 2003, the restricted stock vests on the earlier of the achievement of the performance goals or four years from the date of grant.

Chief Executive Officer’s Compensation

      Mr. Hillman’s base salary for the period of 2002 that he served as our Chief Executive Officer was based on an employment contract entered into as of January 1, 2002, which provided for a base salary of $650,000 per year. Mr. Hillman received no bonus with respect to 2002. Mr. Toback’s base salary for 2002 was set effective as of January 1, 2002 while Mr. Toback was our Executive Vice President and Chief Operating Officer. Mr. Toback’s bonus for 2002 was based on the Compensation Committee’s subjective evaluation of Mr. Toback’s performance both as our Executive Vice President and Chief Operating Officer for most of the year and his service during 2002 as President and Chief Executive Officer.

Compensation Committee,

Martin E. Franklin
J. Kenneth Looloian
James F. McAnally, M.D.
John W. Rogers, Jr.

PERFORMANCE GRAPH

Comparison of Cumulative Total Return

from January 1, 1998 to December 31, 2002*
Bally Total Fitness Holding Corporation, S&P 500 Index and
Russell 2000 Consumer Discretionary and Services Index

	1/1/1998	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002

Bally	100	114	122	155	99	32
S&P 500	100	129	156	141	125	97
Russell 2000	100	104	115	87	110	92

*	Assumes $100 invested in Bally Total Fitness Holding Corporation common stock, the S&P 500 Index and the Russell 2000 Consumer Discretionary and Services Index on January 1, 1998. Total return for the S&P 500 Index and the Russell 2000 Consumer Discretionary and Services Index assumes reinvestment of dividends; there were no dividends declared on Bally Total Fitness Holding Corporation common stock.

STOCKHOLDER PROPOSAL

      The following stockholder proposal has been submitted by Gordon V. and Helen C. Smith JTROS, as the beneficial owners of 10,200 shares of common stock, with an address of 1568 Springhill Road, Suite 400, McLean, Virginia 22102. If the Proponents or a representative of the Proponents who is qualified under Delaware law to present the proposal on behalf of the Proponents is present and submits the proposal for a vote at the annual meeting, the proposal will be voted on. Pursuant to federal securities regulations, the proposal is set forth below exactly as submitted by the proponents. To ensure that readers can easily distinguish between material provided by the Proponents and material provided by the Company, materials provided by the Proponents are shown in italics.

The office of Chairman of the Board shall be held by an independent outside director.

This proposal is not a criticism of the manner in which the combined office of Chairman and CEO have recently been handled by Bally Total Fitness. It is intended to provide the best format for board governance.

When these two offices are separated, the outside shareholders, through the perspective that an independent Chairman brings to the table, can be assured that the Board agenda includes all items of potential interest to shareholders. Such a Chairman can help the CEO with Board and shareholder relations and allow the CEO more time to manage the company. The Chairman can also operate as a sounding board and at times a mentor for the CEO who otherwise is surrounded by subordinates who may be sometimes reluctant to express their innermost feelings. The Chairman under such an arrangement does not enter into any management decisions but rather manages the Board from an independent perspective.

The submitter of the resolution recently served as such a Chairman with a public banking company, with headquarters in California, and found such an arrangement moves the Board to a higher level of performance. The CEO would also attest to that. It is important of course, that the CEO and Chairman have personalities and outlooks that mesh for the maximum effectiveness.

The Harvard Business School has studied this issue, reached the same conclusion but laments that only 15% of public companies are currently inclined to institute an independent chairman.

In November 2002, the Wall Street Journal published an article reporting on the momentum toward separating the office of CEO and Board Chairman. It would be beneficial for Bally Total Fitness to join this momentum!

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL

     The Board believes it would be unwise to impose an absolute rule prohibiting the Chief Executive Officer from also serving as Chairman of the Board. The Board should have the flexibility to determine the best leadership structure for the Company to achieve the optimal result for stockholders. Board structures vary greatly among U.S. corporations and no single Board structure has yet been demonstrated to be superior in providing the oversight that leads to corporate success. Further, having one individual perform the role of Chairman and Chief Executive Officer is consistent with current U.S. laws (including the Sarbanes-Oxley Act, recently promulgated SEC regulations and the NYSE’s pending corporate governance standards). The Board does not believe that splitting the roles of Chairman and Chief Executive Officer would enhance its independence or performance. Outside Directors currently constitute five of the Board’s seven members. At every Board meeting, these Directors will meet on a regular basis without management present. In addition, all of the members of the Audit Committee, Compensation Committee and Nominating Committee satisfy the independence requirements for their positions under current New York Stock Exchange requirements. These Committees oversee critical issues, such as the integrity of the Company’s financial statements, the independence of outside auditors and the compensation of the Chief Executive Officer and senior management. All the members of the Board inclusive of the Chairman are bound by their fiduciary obligations under Delaware law to serve the best interests of the stockholders. The Board believes that prohibiting current and future Chief Executive Officers from serving as Chairman would not enhance the Board’s ability to fulfill its duties and accordingly, the Board believes that it should be free to exercise its judgment in determining who should serve as Chairman based on the Company’s then current and anticipated future circumstances.

CERTAIN TRANSACTIONS

      During 2002, Bally paid approximately $1.4 million for goods and services from a company which employed a relative of Mr. Wildman. Bally believes that the terms of the arrangement were at least as favorable to Bally as those which could be obtained from unrelated parties.

AUDITORS

      The Board of Directors, upon the recommendation of the Audit Committee, has approved the selection of Ernst & Young LLP as Bally’s independent auditors for 2003. Fees for the last fiscal year were: audit fees, $690,000; audit related fees, $225,000; all other fees, $64,000. Ernst & Young LLP did not provide any financial system design services during 2002. The Audit Committee considered whether the provision of other services is compatible with maintaining Ernst & Young LLP’s independence and determined it was in each instance in 2002. Representatives of Ernst & Young LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OTHER BUSINESS

      In addition to the matters described above, after the meeting there will be a brief presentation by the Chairman of the Board and a general discussion period during which stockholders will have an opportunity to ask questions.

      Management knows of no other business to be presented for action at the annual meeting. If other matters properly come before the annual meeting or any adjournment thereof, the persons named as proxies will vote upon them in accordance with their best judgment. Under the Company’s by-laws, in order to bring a proposal before the annual meeting, a stockholder must give the Company notice of the proposal not less than sixty days before the date of the meeting. If, however, less than seventy days prior notice or prior disclosure of the meeting date is given to stockholders, stockholders may notify the Company of a proposal up until the tenth day following the notice or disclosure.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Bally is required to identify any Director, executive officer, beneficial owner of more than ten percent of the common stock or any other person subject to Section 16 of the Exchange Act that failed to file on a timely basis, as disclosed in their forms, reports required by Section 16(a) of the Exchange Act. Based on a review of forms submitted to Bally, Bally believes that during 2002 all such filing requirements were complied with by its Directors and executive officers.

EXPENSE OF SOLICITATION

      The cost of this solicitation will be borne by Bally. In addition to the use of the mail, proxy solicitation may be made by telephone, facsimile, e-mail and personal interviews by regular employees of Bally. Bally has retained MacKenzie Partners, Inc., 105 Fifth Avenue, New York, New York 10016, to assist in the soliciting of proxies and will pay that firm a fee of $6,500, plus out-of-pocket expenses for such services. Bally will also reimburse brokerage houses and others for their reasonable expenses in forwarding proxy materials to beneficial owners of common stock.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

      Bally expects to hold its next annual meeting of stockholders before June 30, 2004. Accordingly, stockholder proposals for inclusion in the proxy materials relating to the next annual meeting must be received by Bally at its principal executive offices on or before January 1, 2004. Stockholder proposals should be directed to Cary A. Gaan, Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631.

ANNUAL REPORT

      Bally will provide without charge to any stockholder as of the record date who so requests in writing a copy of its Form 10-K and, if specifically requested, the exhibits thereto. Requests for such copies should be directed to Cary A. Gaan, Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631.

By order of the Board of Directors,

Cary A. Gaan, Secretary

Chicago, Illinois

June 26, 2003

Please execute, date and return promptly

the enclosed proxy card in the
postage-paid envelope provided or
vote via the internet or touch-tone telephone.

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
www.ballyfitness.com

PROXY	PROXY

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue, Chicago, Illinois 60631

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Cary A. Gaan and John W. Dwyer, or either of them, proxies of the undersigned with full power of substitution, to vote all shares of the undersigned at the annual meeting of stockholders of Bally Total Fitness Holding Corporation to be held at 9:00 a.m. (local time) on July 31, 2003 at the Hyatt Regency O’Hare, 9300 West Bryn Mawr Ave., Rosemont, IL 60018, or at any postponement or adjournment thereof.

The Board of Directors unanimously recommends a vote FOR proposal number (1).

The Board of Directors unanimously recommends a vote AGAINST proposal number (2).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for proposal number (1), against proposal number (2), and in favor of granting discretionary authority in proposal number (3). SEE REVERSE SIDE.

(Comments/Change of Address)

(If you have written in the above space, please mark the corresponding box on the reverse side.)

...
           FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

ENTRANCE PASS — 2003 ANNUAL MEETING OF STOCKHOLDERS

This is an entrance pass for the 2003 annual meeting

of stockholders of Bally Total Fitness Holding Corporation.
In order to attend the annual meeting, you must bring this pass with you.

BALLY TOTAL FITNESS HOLDING CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

Control Number

For	Withhold	For All		Discretionary Authority
All	All	Except		Granted Withheld
1. Election of the following Class I Director
nominees for three-year terms expiring in 2006:
 Paul A. Toback
 Martin E. Franklin
The Board of Directors unanimously recommends a vote FOR ALL the above nominees.

    Nominee Exception
[ ]	[ ]	[ ]	3. In their discretion on all other matters as may properly come before the annual meeting, including any motion to adjourn or postpone the meeting or other matters incidental to the conduct of the meeting.	[ ] [ ]

	For	Against	Abstain
2. Stockholder proposal regarding the office of Chairman of the Board of Directors. The Board of Directors unanimously recommends a vote AGAINST proposal number (2).	[ ]	[ ]	[ ]

Comments/ Change of Address

Date: ________________________ , 2003

Signature(s)

Signature(s)

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

...

           FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL

BALLY TOTAL FITNESS HOLDING CORPORATION

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Bally Total Fitness Holding Corporation that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

• Accessing the World Wide Web site http://www.eproxyvote.com/bft/ to vote via the internet.

• Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

• Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement.

You can vote by phone or via the internet any time prior to 11:59 p.m. Central Time, July 30, 2003. You will need the control number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.